Exhibit 99.1
CONSOLIDATED WATER CO. LTD. REPORTS 17% INCREASE IN FIRST QUARTER EARNINGS
COMPANY DECLARES SECOND QUARTER CASH DIVIDEND
GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2007). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported record quarterly revenues and earnings for the three months ended March 31, 2007. The Company also announced the declaration of its quarterly cash dividend.
Net income for the first quarter of 2007 increased 17% to $3,587,478 ($0.25 per diluted share), compared with net income of $3,078,011 ($0.24 per diluted share) in the first quarter of 2006.
“We are pleased to report higher revenues and earnings for the first quarter of 2007,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “We generated more gross profit dollars this quarter as compared to last year’s first quarter due to growth in our bulk revenues and our plant construction and expansion activities. However our gross profit percentage declined for this quarter when compared to the first quarter of 2006 due to a change in relative revenue mix, as our bulk and services operations generate a lower relative gross profit as a percentage of sales than our retail operations.
Our new Blue Hills plant in Nassau, Bahamas, contributed $1.7 million in water sales during the first quarter of 2007. However, margins for this plant continue to be affected by a requirement under our contract to provide the government water utility with free water until we complete the requirement under the Blue Hills contract to reduce the water lost by the public water distribution system on New Providence. We continue to believe we will meet this requirement before the end of this year.
Revenues and gross profit from the services segment increased due to revenues earned on the construction of the plant at Tynes Bay on the northern coast of Bermuda and the expansion of the North Sound plant on behalf of the Water Authority — Cayman. The North Sound expansion was commissioned in April 2007 and the construction of the Tynes Bay plant is proceeding on schedule,” concluded Mr. McTaggart.
Total revenues for the three months ended March 31, 2007 increased 38% to $12.7 million, compared with $9.2 million in the three months ended March 31, 2006. Retail revenues were relatively unchanged at $5.1 million for the three months ended March 31, 2007 and 2006. Bulk revenues rose 39% to approximately $5.2 million in the most recent quarter, compared with approximately $3.8 million in the corresponding quarter of the previous year. Services revenues increased significantly to approximately $2.4 million in the first quarter of 2007 versus approximately $441,000 in the three months ended March 31, 2006.

Consolidated gross profit increased to approximately $5.3 million (42% of revenues) in the three months ended March 31, 2007 versus approximately $4.8 million (52% of revenues) in the year-earlier period. The gross margin on retail revenues approximated $3.3 million (65% of revenues) in the most recent quarter, versus approximately $3.6 million (71% of sales) in the three months ended March 31, 2006. The gross margin on bulk revenues improved to approximately $1.3 million (26% of revenues) for the three months ended March 31, 2007, compared with approximately $832,000 (22% of revenues) in the three months ended March 31, 2006. The gross profit on services revenues approximated $624,000 and $337,000 for the three months ended March 31, 2007 and 2006, respectively.
General and administrative expenses increased to approximately $2.3 million in the first quarter of 2007, versus approximately $2.1 million in the 2006 prior-year quarter.
A substantial portion of the Company’s interest costs were capitalized as part of the construction cost of the Blue Hills plant during the quarter ended March 31, 2006. The Company ceased capitalizing interest when the plant was commissioned in July 2006 and, consequently, the Company’s interest expense increased to approximately $481,000 in the most recent quarter, compared with approximately $215,000 in the corresponding period of the previous year. The Company benefited from the investment of the unused proceeds from its recent public offering during the quarter ended March 31, 2007, earning interest income of $449,000, or approximately $420,000 more than the interest income for the 2006 quarter.
The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.065 per share, payable May 31, 2007 to shareholders of record at the close of business on April 30, 2007.
The Company will host a conference call at 11:00 a.m. EDT, Monday, May 14, 2007. Shareholders and other interested parties may participate in the conference call by dialing 888-200-2794 (international/local participants dial 973-935-8766) and referencing the ID code 8723100 a few minutes before 11:00 a.m. EDT on May 14, 2007. A replay of the conference call will be available two hours after the completion of the conference call from May 14, 2007 until May 21, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 8723100.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Barbados, Belize and The Commonwealth of the Bahamas. The Company’s affiliate, Ocean Conversion (BVI) Ltd., also produces and distributes water in the British Virgin Islands.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, or David W. Sasnett, Executive Vice President and CFO,
at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$39,139,931	$37,310,699
Accounts receivable, net	7,963,443	6,231,718
Inventory	3,454,516	2,794,892
Prepaid expenses and other current assets	982,425	1,099,619
Current portion of loans receivable	735,632	735,632

Total current assets	52,275,947	48,172,560

Loans receivable	1,514,158	1,697,648
Property, plant and equipment and construction in progress, net	63,224,482	63,568,369
Investment in and loan to affiliate	15,855,559	15,457,880
Other assets	10,307,380	10,064,886

Total assets	$143,177,526	$138,961,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,163,691	$6,468,290
Current portion of long term debt	1,081,190	1,154,067

Total current liabilities	7,244,881	7,622,357

Long term debt	23,222,825	23,500,593
Other liabilities	492,363	497,985
Minority interest in subsidiary	1,509,053	1,495,753

Total liabilities	32,469,122	33,116,688

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 23,957 shares and 24,971 shares, respectively	14,375	14,983
Class A common stock, $0.60 par value. Authorized 19,680,000 shares; issued and outstanding 14,362,450 shares and 14,132,860 shares, respectively	8,617,470	8,479,716
Class B common stock, $0.60 par value. Authorized 120,000 shares; none issued or outstanding	—	—
Additional paid-in capital	78,145,473	76,071,710
Retained earnings	23,931,086	21,278,246

	110,708,404	105,844,655
Noncontrolling interests	—	—

Total stockholders’ equity	110,708,404	105,844,655

Total liabilities and stockholders’ equity	$143,177,526	$138,961,343

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2007	2006
Retail revenues	$5,104,210	$5,054,149
Bulk revenues	5,227,521	3,748,855
Services revenues	2,402,879	440,560

Total revenues	12,734,610	9,243,564

Cost of retail revenues	1,763,316	1,449,393
Cost of bulk revenues	3,888,962	2,917,097
Cost of services revenues	1,778,977	103,726

Total cost of revenues	7,431,255	4,470,216

Gross profit	5,303,355	4,773,348

General and administrative expenses	2,346,207	2,123,340

Income from operations	2,957,148	2,650,008

Other income (expense):
Interest income	448,804	28,705
Interest expense	(480,928)	(214,972)
Other income	203,331	198,281
Equity in earnings of affiliate	459,123	415,989

Other income, net	630,330	428,003

Income before noncontrolling interests	3,587,478	3,078,011

Income attributable to noncontrolling interests	—	—

Net income	$3,587,478	$3,078,011

Basic earnings per common share	$0.25	$0.25

Diluted earnings per common share	$0.25	$0.24

Dividends declared per common share	$0.065	$0.06

Weighted average number of common shares used in the determination of:

Basic earnings per share	14,141,620	12,216,870

Diluted earnings per share	14,377,695	12,599,001